

Acquisition of American Perspective Bank (APBA)

San Luis Obispo, CA

April 10, 2012

UMPQUA BANK

Safe Harbor Statement

This presentation includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this presentation include whether American Perspective Bank shareholders approve the merger, whether the companies receive regulatory approvals, the timing of closing, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management's ability to effectively integrate the companies.

UMPQUA BANK

Expanding California Franchise

- Expands presence to Central California Coast through accretive acquisition
- Part of overall California expansion strategy
- Presence in San Luis Obispo, Santa Maria and Paso Robles, CA
- Will fill in with organic store expansion



Seattle
Kent
washington
Portland
Salem
oregon
Bend
Springfield
Roseburg
Medford
california
nevada
Eureka
Redding
Chico
Yuba City
Reno
Napa
Sacramento
Sonora
San Francisco
Santa Cruz
San Luis Obispo
Santa Barbara
Paso Robles
San Luis Obispo
Santa Maria

UMPQUA BANK

Transaction Overview

Consideration	100% Cash
Purchase Price Per Common Share	$10.00
Aggregate Deal Value	$44.7 million
Anticipated Closing	Mid 2012
Approvals	American Perspective Shareholders Regulatory
Due Diligence	Complete
Earnings Impact	Immediately accretive to operating earnings & EPS
Internal Rate of Return	20%+
Tangible book value per share impact	~$(0.04) per share ~1.5 year payback period

Transaction Pricing & Assumptions

Price to tangible book value	1.01x
Core deposit premium	1%
Merger related expense	~$1.5 million
Loan credit adjustment	5% discount
Loan rate adjustment	1% premium
Cost synergies	35% phased in over 2 years
Revenue synergies	Expected, but not included in valuation analysis
FHLB borrowings	$5 million, to be repaid following closing
System integration	Expected second half of 2012

- Comprehensive on-site due diligence completed, including extensive review of loan portfolio
- Umpqua credit professionals reviewed in detail 68% of total loan portfolio

UMPQUA BANK

APBA Loan Portfolio – December 2011
(non-covered, $ in millions)


CRE - Owner Occupied $19 (10%)
Commercial $37 (20%)
Residential $18 (10%)
Construction $19 (10%)
Multi-family $15 (8%)
Other $5 (3%)
CRE - Nonowner Occupied $72 (39%)

- Well diversified portfolio
- Strong, consistent underwriting
- Non-performing assets to total assets ratio of 0.78%

UMPQUA BANK

APBA Deposit Portfolio – December 2011
($ in millions)


Interest bearing demand $120 (57%)
Savings $1 (1%)
Brokered $15 (7%)
Time $39 (18%)
Non-interest bearing demand $36 (17%)

- Stable core funding base
- Q4 2011 cost of interest bearing deposits 0.91%
- Q4 2011 Cost of total deposits 0.76%

> Acquisition expands presence along Central California Coast

> Management team prepared for future industry consolidation, expecting increase in overall M&A activity as economy improves

> Self discipline in place to continue our growth plans

> Continued organic expansion to focus on greater San Francisco Bay Area



Thank you